Exhibit 99.1

Collectors Universe Announces Fourth Quarter and Fiscal Year 2010 Results

Revenues up 11% for the quarter and Record Operating Income for the year

Income from Continuing Operations includes a Non-Cash Tax Benefit of $8.3 million

NEWPORT BEACH, CA – September 8, 2010 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and fiscal year ended June 30, 2010.

Operational and Financial Highlights:

▪	Net service revenue increased 11% in the current fourth quarter driven primarily by a 22% increase in coin service revenues, mainly related to increased bulk grading and authentication revenues.

▪	The gross profit margin in the fourth quarter of 2010 increased to 63% from 58% in the prior fourth quarter, reflecting our continued focus on costs and operational efficiency.

▪	The record operating income for the fourth quarter and fiscal year 2010 of $2.6 million and $8.4 million represented 24% and 21% of revenues, respectively.

▪
Income from continuing operations for the fourth quarter was $11.0 million or $1.43 per diluted share and $16.8 million or $2.20 per diluted share for the year, inclusive of a non-cash tax benefit of $8.3 million or $1.09 per diluted share.

▪
The Company’s cash position at June 30, 2010 increased to $20.3 million, from $19.8 million at March 31, 2010, net of dividend payments to stockholders of $2.2 million or $0.30 per share in the fourth quarter.

Results of Operations of our Continuing Businesses

For the current fourth quarter, the Company reported net service revenues of $10.8 million and operating income of $2.6 million.  This compares to net service revenues of $9.8 million and operating income of $1.2 million in the prior year fourth quarter.

For the fiscal year ended June 30, 2010, the Company’s net service revenues were $39.8 million and operating income was $8.4 million.  This compares to net service revenues of $35.9 million and operating income of $2.1 million in the prior year.

The net increases in revenues of $1.0 million in the current fourth quarter and $3.8 million for fiscal year 2010 were driven by increases in our coin grading and authentication business of $1.2 million for the quarter and $4.8 million for the year.  Those increases more than offset declines in our stamp and trading cards businesses.

        The gross profit margin of 63% and 61% in the current year’s fourth quarter and fiscal year 2010, compared with 58% and 54% in the same periods of the prior year, reflects the continued benefits of operating leverage in our coin grading and authentication business, as well as continued efforts to improve operational efficiency.

Operating expenses in the fourth quarter and fiscal year 2010 were $4.2 million and $15.8 million, compared to $4.4 million and $17.4 million for the same periods of the prior year.  On a percentage basis, operating expenses represented 39% and 40% of revenues for the current fourth quarter and year, compared with 45% and 49% in the prior fourth quarter and year.

The resulting record operating income of $2.6 million and $8.4 million in the current fourth quarter and fiscal year represented 24% and 21% of revenues.  By comparison, the Company earned operating income of $1.2 million, or 13% of revenues, and $2.1 million, or 6% of revenues, for the fourth quarter and fiscal year 2009.

Income (loss) per Share:

Income from continuing operations for the fourth quarter and fiscal 2010 was $11.0 million, or $1.43 per diluted share, and $16.8 million, or $2.20 per diluted share, respectively, compared to $1.4 million, or $0.15 per diluted share, and $1.2 million, or $0.13 per diluted share, for the fourth quarter and fiscal year 2009, respectively.

Net income for the fourth quarter and fiscal year 2010 was $11.5 million, or $1.50 per diluted share, and $16.7 million, or $2.19 per diluted share, respectively.  By comparison, the Company earned net income of $87,000, or $0.01 per diluted share, for the fourth quarter of fiscal 2009 and incurred net losses of $16.9 million, or $1.85 per diluted share, for the fiscal year 2009.

The above results include for the fourth quarter and fiscal year 2010, a non-cash income tax benefit of $8.3 million, or $1.09 per diluted share, related to the release of valuation allowances against deferred tax assets.

Income Taxes

As a result of the strong operating performance in the business over the last twelve months and the expectation of continuing profitability, we have released the valuation allowances against all deferred tax assets at June 30, 2010 and recorded a tax benefit of $8.3 million in the fourth quarter and fiscal year 2010.  The valuation allowances were established in prior years, primarily due to the losses incurred in our former discontinued jewelry businesses.

Discontinued Operations

In May 2010, we entered into agreements to reduce our operating lease obligations for the two New York facilities that had formerly been occupied by our discontinued jewelry businesses.  Under the agreements, one of the facilities was sublet to a third party and the second facility was returned to the landlord and the lease terminated, with only a financial obligation remaining.  The Company re-evaluated its loss accruals associated with these leases at June 30, 2010 and reduced those accruals by approximately $0.5 million or $0.07 per diluted share at June 30, 2010.

Financial Condition

At June 30, 2010, cash and cash equivalents totaled $20.3 million, compared with $23.9 million at June 30, 2009.  Net cash used of $3.6 million for the year was comprised of cash generated from continuing operations of $10.5 million and the collection of a note receivable of $2.4 million, offset by the repurchase of shares in the Dutch Auction Tender Offer for cash of $8.9 million, the payment of dividends to stockholders totaling $5.9 million, cash of $1.3 million used in our discontinued operations and capital expenditures of $0.4 million.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “Our team at Collectors accomplished both its financial and strategic goals in FY 2010.  We are excited to build upon this solid foundation going forward.  Further, our dividend policy provides to shareholders a base level of return while we execute on various growth initiatives started last year.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, September 8, 2010 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 877-941-2927 or 480-629-9724, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through September 22, 2010, by dialing 800-406-7325 or 303-590-3030 and entering access code 4359230#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to the following: our continued and increased dependence on our coin business which generated 65% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2010, the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the economic recession and sluggishness of the economic recovery will lead to longer term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that the subtenant for one of our facilities in New York will not fulfill its obligation under the sublease agreement, thereby increasing our net obligations for the New York facilities from our currently expected obligations, leading to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 filed with the Securities and Exchange Commission today.   Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com
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 COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
Net revenues	$10,792	$9,754	$39,763	$35,914
Cost of revenues	4,018	4,121	15,594	16,385
Gross profit	6,774	5,633	24,169	19,529
Operating expenses:
Selling and marketing expenses	1,283	1,031	5,068	4,306
General administrative expenses	2,810	2,472	10,118	11,615
Impairment loss	-	649	-	649
Amortization of Intangible assets	121	251	627	871
Total operating expenses	4,214	4,403	15,813	17,441
Operating income	2,560	1,230	8,356	2,088
Interest and other income, net	32	29	119	298
Income before income taxes	2,592	1,259	8,475	2,386
Provision (benefit) for income taxes	(8,384)	(136)	(8,330)	1,183
Income (loss) from continuing operations	10,976	1,395	16,805	1,203
Income (loss) from discontinued operations, net of loss on sales of discontinued businesses, net of income taxes	522	(1,308)	(107)	(18,126)
Net income (loss)	$11,498	$87	$16,698	$(16,923)

Net income (loss) per basic share:
Income (loss) from continuing operations	$1.48	$0.15	$2.26	$0.13
Income (loss) from discontinued operations	0.07	(0.14)	(0.02)	(1.99)
Net income (loss)	$1.55	$0.01	$2.24	$(1.86)

Net income (loss) per diluted share:
Income (loss) from continuing operations	$1.43	$0.15	$2.20	$0.13
Income (loss) from discontinued operations	0.07	(0.14)	(0.01)	(1.98)
Net income (loss)	$1.50	$0.01	$2.19	$(1.85)

Weighted average shares outstanding:
Basic	7,429	9,102	7,451	9,103
Diluted	7,689	9,140	7,637	9,135
Dividends declared per common share	$0.30	$-	$0.80	$0.23

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)
	June 30,	June 30,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$20,321	$23,870
Accounts receivable, net of allowance of $75 and $63 at June 30, 2010 and 2009	1,246	1,252
Inventories, net	708	497
Prepaid expenses and other current assets	919	868
Refundable income taxes	335	-
Customer notes receivable	-	2,340
Notes receivable from sale of net assets of discontinued operations	96	212
Deferred income taxes	4,365	-
Current assets of discontinued operations	52	102
Total current assets	28,042	29,141

Property and equipment, net	1,145	1,174
Goodwill	2,826	2,626
Intangible assets, net	2,184	2,776
Deferred income taxes	3,807	-
Notes receivable from sale of net assets of discontinued operations	170	300
Other assets	330	74
Non-current assets of discontinued operations	182	182
	$38,686	$36,273
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,434	$1,051
Accrued liabilities	1,495	1,344
Accrued compensation and benefits	1,804	1,341
Income taxes payable	197	252
Net deferred income tax liability	-	60
Deferred revenue	1,926	1,883
Current liabilities of discontinued operations	923	1,827
Total current liabilities	7,779	7,758

Deferred rent	321	220
Net deferred income tax liability	-	208
Non-current liabilities of discontinued operations	2,974	3,308
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 7,693 and 9,158 issued and outstanding at June 30, 2010 and 2009, respectively	8	9
Additional paid-in capital	68,134	75,957
Accumulated deficit	(40,530)	(51,187)
Total stockholders’ equity	27,612	24,779
	$38,686	$36,273